Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-186856 on Form S-8 of our report dated June 26, 2015, relating to the financial statements and supplemental schedule of Xcel Energy 401(k) Savings Plan, appearing in this Annual Report on Form 11-K of Xcel Energy 401(k) Savings Plan for the year ended December 31, 2014.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
June 26, 2015